UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

     CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 19, 2005
(Date of earliest event reported)

Atlas Air Worldwide Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25732	13-4146982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Westchester Avenue, Purchase, New York		10577
(Address of principal executive offices)		(Zip Code)

(914) 701-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 7.01. Regulation FD Disclosure
Signatures

Item 7.01 Regulation FD Disclosure

On September 19, 2005, Atlas Air Worldwide Holdings, Inc. (the “Company”) held its 2005 Annual Meeting of Stockholders.

During the general question and answer period that followed the business portion of the meeting, the Company was asked to respond to a question about the financial implications of a strike by crewmembers of its Polar Air Cargo, Inc. (“Polar”) subsidiary represented by the Air Line Pilots Association, which began on September 16, 2005, depending on the duration of the strike. In response to the question, the Company disclosed the following information:

  The Company noted that it is still evaluating the situation and that it does not have any numbers to put forth at this point in time, other than what it has said already – that it expects to nicely exceed what was contained in its original projections. The Company also noted that it will continue to evaluate its projection as the strike goes forward.

  (In its press release dated July 27, 2005, the Company stated: “Based on current business and economic forecasts, we continue to expect that our full-year pretax income will exceed the $68 million of pretax income projected for 2005 in our Creditor Plan.” References to “Creditor Plan” are to the Business Plan set forth in the Company’s Second Amended Disclosure Statement filed with the Securities and Exchange Commission on Form 8-K on July 26, 2004.)

  The Company further noted that it is in its peak business season right now, that its Atlas Air, Inc. subsidiary is operating 100 percent with no impact as a result of the strike at Polar, and that it is expecting a good finish to the year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlas Air Worldwide Holdings, Inc.

Dated: September 19, 2005	By:	/s/ Michael L. Barna

Name: Michael L. Barna
Title: Senior Vice President and
Chief Financial Officer